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                                                                       EXHIBIT 5


                [LETTERHEAD OF STRADLING, YOCCA, CARLSON & RAUTH]

                                  June 30, 1997




DISC, Inc.
372 Turquoise Street
Milpitas, California  95035

         Registration Statement on Form S-8--Consulting Services Agreements

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by DISC, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 46,161 shares of the Company's common stock, no par value ("Common Stock"), issuable under Consulting Service Agreements between the Company and certain consultants (the "Plans").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the shares of Common Stock, when issued in accordance with the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/ STRADLING, YOCCA, CARLSON & RAUTH